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                                                                 EXHIBIT 99.2(a)


                            TRUST FOR CREDIT UNIONS

                           AMENDMENT NO. 1 TO BYLAWS
                           -------------------------

                                MARCH 18, 1991


     RESOLVED, that the Heading and Sections 3.1 and 3.2 of the By-laws of the Trust shall be amended and restated in their entirety as follows:

                                  ARTICLE III
                         Chair, Vice-Chair and Officers

     3.1 Enumeration; Qualification. The Trustees shall elect from among their number a person who shall serve as Chair of the Board and a person who shall serve as Vice-Chair of the Board. Such persons shall not be deemed officers of the Trust by reason of performing or executing their duties in such capacities. The officers of the Trust shall be a President, a Treasurer, a Secretary and such other officers, including Vice Presidents, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Chair and Vice-Chair of the Trustees shall each be a Trustee and may but need not be a unitholder; and any officer may be but none need be a Trustee or unitholder. The Chair and Vice-Chair may be elected to any office of the Trust, and any two or more offices may be held by the same person. A Trustee who has served as Chair for two full successive terms shall not be eligible for election as Chair for the next immediately succeeding term.

     3.2 Election. The Chair of the Trustees, Vice Chair of the Trustees, President, Treasurer, and Secretary shall be elected annually by the Trustees at a meeting held within the first four months of the Trust's fiscal year. The meeting at which such persons are elected shall be known as the annual meeting of Trustees. Other officers, if any, may be elected by the Trustees at the annual meeting of Trustees or at any other time. Vacancies in any position may be filed at any time. If the Chair, Vice-Chair or any officer is not elected within the period set forth above, the Trustees may elect such person at any meeting held after such period.